Exhibit 10.3

COBRE LAS CRUCES, S.A.

and

Mr. FERNANDO FERNANDEZ TORRES

SENIOR EXECUTIVE EMPLOYMENT CONTRACT

SENIOR EXECUTIVE EMPLOYMENT CONTRACT

This Senior Executive Employment Contract (the “Contract”) is made on 26 March 2004.

BY AND BETWEEN

(1)	Mr. Thomas E. Mara, of legal age, of US nationality, with professional address in 315 Park Avenue South, New York, New York 10010, and with Passport number 207.591.117.

And

(2)	Mr. Fernando Fernandez Torres, of legal age, of Spanish nationality, with address in C/ Juan Pablos nº 4, 2º E, 41013 Sevilla, and holder of the National Identity Card number 31.180.996-B.

ACTING

(1)	Mr. Thomas E. Mara who is acting in the name of and representing Cobre Las Cruces, S.A., by virtue of the powers granted by the Board of Directors. Cobre Las Cruces, S.A. shall be hereinafter referred to as the “Company”.

And

(2)	Mr. Fernando Fernandez Torres, who is acting in his own name and representation. He shall be hereinafter referred to as the “Executive”.

Both of the acting parties have the full and necessary legal capacity to enter into and execute this Contract and for all effects and purposes they

STATE

That the Company desires to enter into an employment relationship with the Executive and the Executive desires to be employed by the Company on the terms and subject to the conditions contained herein;

NOW THEREFORE, the Parties mutually agree to execute a senior executive employment contract in accordance with the provisions of Royal Decree 1382/85 of August 1, pursuant to the following:

TERMS AND CONDITIONS

1	Appointment and duties

The object of this Contract is the fulfilment by the Executive of the management responsibilities corresponding to his position as Managing Director of the Company, which shall be carried out independently and with full responsibility, subject only to the directions and instructions of the Company’s Board of Directors as well as of the Board of Directors of MK Gold.

The Executive shall hold the powers of attorney that are required for the proper performance of his duties hereunder.

2	Term

This Contract is hereby established for an indefinite period and shall take effect on 1 May 2004, date of commencement of the employment relationship.

3	Confidence

The special labour relation which is constituted in this Contract is based on the mutual trust and understanding between the parties through which they shall exercise the rights and obligations contained in this contract in accordance with the principle and requirements of good faith.

4	Place of work and working conditions

4.1	The Executive shall render his services on a regular basis at the Company premises located in Seville, Spain. However, the Executive expressly agrees to travel in and outside of Spain, if necessary, or at the request of the Company.

4.2	The working conditions applicable to the Executive are as follows:

4.2.1	The length of the working day and the amount of working hours shall be determined in accordance with the terms and conditions of this Contract, and shall not therefore be subject to the restrictions nor the distribution of working hours established by Spanish law governing ordinary labour contracts.

4.2.2	Subject to the flexibility agreed to with respect to working hours and work schedule, the Executive shall have the benefit of official holidays, unless, under occasional or exceptional circumstances, such holidays convert to working days due to business-related travel or meetings.

4.3	The Executive’s annual holidays will be 25 working days, and shall conform as closely as possible to Company holidays; nevertheless, such holidays may be taken on different dates and under other conditions, accommodating both Company interests and the Executive’s convenience, subject to the terms and conditions of this Contract.

5	Exclusive dedication

5.1	The Executive may not provide services to or take up employment with or act in an executive capacity for any other company during his employment, without the written consent of the Company.

5.2	During his employment the Executive will not be directly or indirectly engaged or concerned in the conduct of any activity which is similar to or competes with any activity carried on by the Company or in any way affects his ability to perform his duties for the Company (except as a representative of the Company or with the written consent of the Company).

6	Salary

As compensation for the services to be rendered to the Company during the period of his employment, the Executive shall receive the following:

6.1	Gross annual base salary in the amount of 250,000 Euros, payable in twelve monthly disbursements.

6.2	Such amount shall be reviewed every year, at least, in accordance to the Consumer Price Index.

6.3	Bonus: The Executive shall be entitled to a variable salary of up to 100% of the annual gross base salary established in clause 6.1 above, depending on the level of achievement of the annual targets established by the Company and approved by the Board.

6.4	Success Fee: There shall be a success fee upon the sale of MK Gold’s interests in Cobre Las Cruces in an amount equal to 1 x of the Executive annual base gross salary as defined in Clause 6.1 above.

6.5	Reasonable Moving Expenses: The Company shall be responsible for all the reasonable costs arising from the relocation of the Executive, his family and their household belongings from Antwerp to Seville.

6.6	Stock options: MK Gold will grant the Executive 200,000 options to acquire 200,000 MK Gold shares. Although a copy of the Stock Options Plan will be provided to the Executive once approved by the Board of Directors of MK Gold, the main features of the options are as follows:

(a)	Date of Grant: the stock options will be granted on the start date of employment i.e. 1 May, 2004.

(b)	Vesting period: the stock options, once granted, will vest equally over three years as from the Date of Grant; that is, at the end of year 1 as from the Date of Grant, the Executive may exercise 1/3 of the stock options (approximately, 66,666 options); at the end of year 2, another 1/3 and at the end of year 3, the remaining third.

(c)	Exercise period: the stock options, once issued, may be exercised over a maximum period of 10 years.

(d)	Exercise price: the amount to be paid upon exercise of one option to acquire one MK Gold share. This is the closing price of a MK Gold share on the Date of Grant.

(e)	Expiration of the exercise right: if the Executive ceases to be an employee of the Company for whatever reason, the options already vested may be exercised within 90 days as from the termination date. Otherwise, the options shall immediately forfeit.

7	Expenses.

The Executive shall be reimbursed for any travel or other expenses incurred on behalf of the Company, which are commensurate with the Executive’s position and responsibilities, provided that the Executive provides justification for such expenses.

8	Company car

The Executive will be entitled to use any of the existing company cars (i.e. three) which are parked at the Company premises for use by its personnel.

9	Savings and Retirement Plan

The Executive shall additionally receive an annual gross amount in order to subscribe to a pension plan. This annual gross amount is calculated on base wage (as defined in Clause 6.1 above) and shall determined in accordance with the schedule below and paid quarterly.

Age	Age-Based Percent	Years of Service	Service-Based Percent
34 & under	0%	0-9	2%
35-39	1%	10-14	3%
40-44	2%	15-19	4%
45-49	3%	20-24	5%
50-54	4%	25-29	6%
55-59	6%	30-34	7%
60 & over	8%	35 & over	8%

10	Withholdings

The withholding on account of the Personal Income Tax and the relevant Social Security contributions payable by the Executive under the current statutory provisions, including those corresponding to any benefits in kind, shall be deducted from the remuneration in cash paid to the Executive.

11	Confidential Information

11.1	The Executive agrees that he will not, except in the proper performance of his duties, use or disclose to any person any of the Company’s trade secrets or confidential information. This restriction will continue to apply after the termination of the Executive’s employment for 12 months but will not apply to trade secrets or confidential information, which become public other than through unauthorised disclosure by the Executive, without prejudice of the obligations set forth in the Unfair Competition Law. The Executive will use his best endeavours to prevent the unauthorised use or disclosure of such information.

For the purposes of this Contract, trade secrets and confidential information include but will not be limited to commercial arrangements, and any other information, data, drawings, experience and know how relating to the business or the marketing or promotion of the business and any other information concerning the confidential affairs of the Company.

11.2	In the course of the Executive’s employment he is likely to obtain trade secrets and confidential information belonging or relating to other Associated Companies. The Executive will treat such information as if it falls within the terms of clause 11.1. A list of the Associated Companies will be made available upon request of the Executive.

12	Industrial and Intellectual property

12.1	Any industrial or Intellectual Property or other work, discovery, invention, secret process or improvement made or discovered by the Executive (either alone or with others) during his employment hereunder (whether during the course of his normal duties or other duties specifically assigned to him and whether during normal working hours or at any time), in connection with or in any way affecting or relating to the business of the Company or any Associated Company or capable of being used or adapted for use therein or in connection therewith, shall forthwith be disclosed in writing within one month of the date of the creation with full details to the Company and shall belong to and be the absolute property of the Company or such other body corporate as the Company may designate and for the purposes of Articles 15 and 17 of the Spanish Patent Act 11, 1986, the Executive shall be deemed to have a special obligation to further the interests of the Company. For the avoidance of doubts this clause (12.1) shall not derogate from the statutory rights of the Executive in such inventions. It is agreed that for the purposes of Article 51 of the Spanish Intellectual Property Act, the Company shall be treated for the purpose of such Act as the original proprietor of any design of which the Executive may be the author in the circumstances described in this clause (12.1).

12.2	The Executive hereby assigns to the Company all present and future exploitation rights, copyright, design rights, and other proprietary rights (if any) for the full term thereof throughout the world in respect of all Intellectual Property, except only those designs or other works written, originated, conceived, or made by him wholly outside his normal working hours hereunder and wholly unconnected with his service hereunder. The Executive shall at the request and cost of the Company (and notwithstanding the termination of his employment) apply or join in applying for patent or other similar protection in any part of the world for any such invention, discovery, process or improvement as aforesaid and execute all instruments and do all such things necessary for vesting the said patent or other similar protection when obtained, or the benefit or any application, and all right, title to and interest in the same in the Company or its nominee absolutely.

12.3	The Executive agrees and undertakes that he will execute such deeds or documents and do all such acts and things as may be necessary or desirable to substantiate the rights of the Company in respect of the matters referred to in this clause (12).

13	Return of company property. Information received.

Upon termination of this Contract, the Executive he shall return all property belonging or relating to the Company, and all documents of whatever kind concerning the Company’s business, which have been entrusted to him or to which he has had access to by other means. By documents is meant also copies and notes, his own or by other parties, of whatever kind, on paper, computer or other medium, which the Executive holds and which relate to the Company’s business.

14	Data protection

14.1	For the purposes of the Organic Law 15/1999, of 13 December, on Personal Data Protection, the Executive consents the processing of his personal data contained in this Contract as well as the data compiled during the induction process, and all such data which is necessary for carrying out management services related to the employment relationship, and all other services related to his professional career and related to the Human Resources Department purposes. These data will be understood as non-sensible personal data, excluding, at any case, financial data.

It is hereby informed to the Executive, his right to access, rectify and, if so, once the employment relationship has terminated, to cancel the personal data by means of written notice to the Human Resources Department.

14.2	Likewise the Executive consents the Company to transfer his data to any Associated Company or to other companies with whom the Company may have entered into cooperation agreements for the best performance of the services described herein, whether domiciled in Spain or abroad, and, at any case, in compliance with the Spanish data protection legislation.

15	Termination.

This Contract may be terminated for the following reasons:

15.1	The Executive may terminate this Contract without cause after providing the Company with three months’ prior notice, in which case no severance indemnity shall be paid to the Executive. In the event of the Executive failure to comply with this prior notice obligation, the Company shall be entitled to a compensation in the amount of the Executive’s gross annual salary corresponding to the period for which notice was not given.

15.2	The Company may terminate this Contract without cause after providing the Executive with three months’ prior notice. In the event of the Company failure to comply with this prior notice obligation, the Executive shall be entitled to a compensation in the amount of the Executive’s gross annual salary corresponding to the period for which notice was not given.

Should this be the case, the Company shall pay the Executive a gross severance payment which amount shall depend on the number of years of service rendered to the Company and which shall be calculated on the basis of the Executive’s annual gross base salary as defined in Clause 6.1 above, as follows:

Years of service	Gross Severance payment

1	3 x Annual Base Salary (as defined in clause 6.1 above)

2	2 x Annual Base Salary (as defined in clause 6.1 above)

3	1.75 x Annual Base Salary (as defined in clause 6.1 above)

4	1.50 x Annual Base Salary (as defined in clause 6.1 above)

5	1.25 x Annual Base Salary (as defined in clause 6.1 above)

6-10	1x Annual Base Salary (as defined in clause 6.1 above)

15.3	By the Executive’s dismissal, according to Article 11.2 of the R.D. 1382/85. In such case, the Executive will not be entitled to receive any kind of indemnity. Should the Executive be dismissed and such dismissal be proved unfair or null and void, the Executive shall be entitled to a severance payment as established in Clause 15.2 above.

15.4	In the event of change of control of the Company (whether of its ownership or management) or transfer of undertaking, the Executive shall be entitled to terminate this Contract and to receive the compensation stated in clause 15.2 above provided that the Executive exercises this right during the three months following the change of control or transfer of undertaking.

16	Waiver and severance.

16.1	If either party agrees to waive their rights under a provision of this Contract, that waiver will only be effective if it is in writing and if it is signed by them. A party’s agreement to waive any breach of any term or condition of this Contract will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

16.2	In the event that any clause or provision in this Contract is held to be void or legally invalid, the validity or effect of the remaining clauses or provisions of the Contract will not be affected.

17	Opportunity to Review and Effective Date

Both Parties acknowledge that the terms and conditions of this Contract reflect the correct understanding and intent of both parties. The Executive and the Company acknowledge that they have carefully reviewed the terms and conditions of this Contract and that their entry into this Contract is a free and willful act. The Effective Date of this Contract shall be the date on which the Executive shall have affixed signature thereto.

18	Biding effect; Counterparts

This Contract shall be binding upon and shall inure to the benefit of the parties hereto, their successors, heirs, executors, administrators and permitted assigns.

This Contract may be executed in two or more counterparts, each of which shall constitute an original but which shall together constitute one and the same instrument.

19	Applicable law.

This Contract, which is drawn up to govern the top management labour relationship of one of the parties, shall be governed by:

(a)	The intention of the parties that is expressly contained in this Contract.

(b)	Royal Decree 1382/85, of August 1, 1985, whereby the special employment relationship of executive personnel is regulated.

(c)	The rules of the ordinary labour legislation, including the Workers’ Statute in all cases where Decree 1382/85 makes reference thereto or in all those cases where express references to that provision are contained in this Contract.

(d)	With respect to all matters not governed by the ordinary common labour law, by Royal Decree 1382/85 on Labour Relations for Executive Personnel and by the intention of the parties, the provisions of civil or commercial law and its general principles shall govern it.

20	Whole agreement.

This Contract constitutes the entire agreement and understanding between the parties in respect of the subject matter hereof. This Contract supersedes and cancels all previous agreements, negotiations, commitments and understandings with respect to the subject matter hereof, whether oral or written. This Contract may not be amended or modified in any manner except in writing, signed by the Executive and a duly authorised officer or representative of the Company.

21	Language clause

This Contract is signed in English and Spanish; in the event of discrepancy with regards to its interpretation, the Spanish version shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed in two (2) duplicate originals, as the date first below-written by the Executive.

THE COMPANY Signature:	THE EXECUTIVE Signature:

/s/ Thomas E. Mara	/s/ Fernando Fernández Torres

Name: Thomas E. Mara	Name: Fernando Fernández Torres
Title: Member of the Board of Directors Date:	Date: